CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AXS-ONE INC.

* * * * * *

(a Delaware corporation incorporated on September 28, 1978)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, AXS-One Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable.  The amendment was approved by holders of a majority of the outstanding stock of the Corporation in accordance with Sections 216 and 242 of the General Corporation Law of the State of Delaware.  The resolution setting forth the amendment is as follows:

RESOLVED, that the first paragraph of Article FOURTH of the Corporation’s Certificate of Incorporation, as amended, shall be amended to read as follows:

“FOURTH.  The Corporation shall be authorized to issue 130,000,000 shares of capital stock, which shall be divided into 125,000,000 shares of Common Stock, $.01 par per share (the “Common Stock”) and 5,000,000 shares of Preferred Stock, with par value of one cent ($.01) per share, which shall be issued from time to time in one or more series.”

IN WITNESS WHEREOF, the undersigned has executed this certificate of amendment as of the 29th day of November, 2007.

_/s/ William P. Lyons_________________

William P. Lyons

Chairman of the Board and Chief Executive Officer